                                                                   EXHIBIT 12.2

                                     PIFCo

                      RATIO OF EARNINGS TO FIXED CHARGES

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
                                                           In Thousands of U.S. Dollars
                                                        -----------------------------------
                                                        For The Year
                                                           Ended       For The Year Ended
                                                        December 31,      December 31,
                                                        ------------ ----------------------
                                                            2001      2000    1999    1998
                                                        ------------ ------- ------- ------
Income (loss) before income taxes and minority interest   (20,331)    26,329  20,393  1,008
Add fixed charges as adjusted (from below).............   187,020    219,637 142,232 62,359
Earnings...............................................   166,689    245,966 162,625 63,367
Fixed charges:
   Interest expense:
       Interest on Indebtedness........................   178,979    219,637 142,232 62,359
       Dividends declared..............................
       Capitalized.....................................
   Amortization of debt costs..........................     8,041
   Interest portion of rental expense..................
                                                          -------    ------- ------- ------
   Fixed charges before adjustments....................   187,020    219,637 142,232 62,359
   Less capitalized interest...........................
   Fixed charges as adjusted...........................   187,020    219,637 142,232 62,359
Ratio (earnings divided by fixed charges before
  adjustments).........................................      0.89       1.29    1.14   1.02
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